Exhibit (h)(iii)

SCHEDULE A
to the
ETF Master Services Agreement
between
Exchange Place Advisors Trust
and
Ultimus Fund Solutions, LLC
dated January 1, 2026
(last updated September 1, 2026)

Fund Portfolio(s)

NSI Funds
North Square RCIM Tax-Advantaged Preferred and Income Securities ETF
North Square Convertible Bonds ETF
North Square Global Infrastructure ETF
North Square Global Macro Bonds ETF
North Square Disciplined Value ETF
North Square Growth Opportunities ETF

Lone Peak Funds
Lone Peak International Value ETF
Lone Peak SMID Value ETF

The parties duly executed this Schedule A as of September 1, 2026.

	Exchange Place Advisors Trust		Ultimus Fund Solutions, LLC

By:	/s/ Ian Martin	By:	/s/ Gary Tenkman
Name:	Ian Martin	Name:	Gary Tenkman
Title:	President	Title:	Chief Executive Officer